Exhibit (o)(iv) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K


                                   RIGGS FUNDS
                               MULTIPLE CLASS PLAN

                     As Amended, Effective September 1, 1998

     This Multiple Class Plan ("Plan") is adopted by RIGGS FUNDS (the "Trust"), a Massachusetts business trust, with respect to the classes of shares ("Classes") of the portfolios of the Trust (the "Funds") set forth in exhibits hereto.



           Purpose

     1. This Plan is adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "Rule"), in connection with the issuance by the Trust of more than one class of shares of any or all of the Funds ("Covered Classes") in reliance on the Rule.



     2.    Separate Arrangements/Class Differences

           The Funds set forth on the Exhibits offer multiple classes of shares which are titled Class Y Shares, Class R Shares and Class B Shares. The Trust has adopted a distribution plan pursuant to Rule 12b-1 with respect to Class R Shares and Class B Shares. Pursuant to the Rule 12b-1 Plan, Class R Shares and Class B Shares will pay a fee to the distributor in an amount computed at the following annual rates of the average daily net assets of such classes:



 Class R Shares of Riggs
Class R Shares of Riggs           U.S. Government Securities
U.S. Treasury Money Market        Fund, Riggs Stock Fund
Fund and Riggs Prime              and Riggs Small Company
Money Market Fund (the            Stock Fund (the "Stock
"Money Market Funds")             and Bond Funds")                Class B Shares

  0.50%                           0.25%                                0.75%

           Class Y Shares, and Class R Shares of the Money Market Funds, are not subject to a sales charge. Class R Shares of the Stock and Bond Funds are subject to a 2% contingent deferred sales charge. Class B Shares are subject to a maximum 5% contingent deferred sales charge.

           Class Y Shares are sold primarily to trusts, fiduciaries and institutions.

           Class R Shares of the Money Market Funds are sold primarily to retail customers of Riggs Bank through Riggs Bank and its affiliates, and to other retail customers through non-affiliated, authorized broker-dealers. Class R Shares of the Money Market Funds are also available to retail and institutional customers in connection with an Asset Management Program for automatic investment. Class R Shares of the Stock and Bond Funds are sold primarily to retail and trust customers of Riggs Bank through Riggs Bank and its affiliates.

           Class B Shares are sold primarily to retail customers through broker-dealers which are not affiliated with Riggs Bank.

           Except for Class R Shares of the Money Market Funds, the minimum investment for each class is $1,000 ($500 for IRAs); subsequent investments must be in the amount of $100 ($50 in the case of IRAs.) With respect to Class R Shares of the Money Market Funds, the minimum investment requirement, if any, would be specified in the Riggs Bank Service Agreement.

           Shareholders are entitled to one vote for each share held on the record date for any action requiring a vote by the shareholders and a proportionate fractional vote for each fractional share held. Shareholders of the Trust will vote in the aggregate and not by Fund or class except (i) as otherwise expressly required by law or when the Trustees determine that the matter to be voted upon affects only the interests of the shareholders of a particular Fund or class, and
           (ii) only holders of Class B Shares will be entitled to vote on matters submitted to shareholder vote with respect to the Rule 12b-1 Plan applicable to such class, and only holders of Class R Shares will be entitled to vote on matters submitted to shareholder vote with respect to the Rule 12b-1 Plan applicable to such class.



     3.    Expense Allocations

           The expenses incurred pursuant to the Rule 12b-1 Plan will be borne solely by the Class R Shares and Class B Shares class of the applicable Fund, and expenses incurred pursuant to the Shareholder Services Plan for the Money Market Funds shall, as of October 1, 1998, be borne as follows: expenses equaling up to 0.10% of the average daily net assets of the Class R Shares shall be borne solely by the Class R Shares and no expenses shall be borne by the Class Y Shares. The foregoing constitute the only expenses allocated to one class and not the other.



     4.    Exchange Features

           A shareholder may exchange Class R Shares of the Fund for Class R Shares of any of the other Funds in the Trust (with the exception of Riggs U.S. Treasury Money Market Fund), and a shareholder may exchange Class B Shares of one Fule for Class B Shares of another Fund in the Trust and for Class R Shares of Riggs Prime Money Market Fund. Shares of Funds with a sales charge may be exchanged at net asset value for shares of other Funds with an equal sales charge or no sales charge. Shares of Funds with a sales charge may be exchanged for shares of Funds with a higher sales charge at net asset value, plus the additional sales charge. Shares of Funds with no sales charge, whether acquired by direct purchase, reinvestment of dividends on such shares, or otherwise, may be exchanged for shares of Funds with a sales charge at net asset value, plus the applicable sales charge. When an exchange is made from a Fund with a sales charge to a Fund with no sales charge, the shares exchanged and additional shares which have been purchased by reinvesting dividends or capital gains on such shares retain the character of the exchanged shares for purposes of exercising further exchange privileges.



           Effectiveness

     5. This Plan shall become effective with respect to each Class, (i) to the extent required by the Rule, after approval by a majority vote of: (a) the Trust's Board of Trustees; (b) the members of the Board of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Trust's Plan; and/or (ii) upon execution of an exhibit adopting this Plan with respect to such Class.


     6.    Amendment

           This Plan may be amended at any time, with respect to any Class, by a majority vote of: (i) the Trust's Board of Trustees; and (ii) the members of the Board of Trustees who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of this Plan.



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                                   RIGGS FUNDS

                                    EXHIBIT A
                                     to the
                               Multiple Class Plan

                          as amended: September 1, 1998


                         Riggs Prime Money Market Fund:
                                 Class Y Shares
                                 Class R Shares

                         Riggs Small Company Stock Fund:
                                 Class B Shares
                                 Class R Shares

                                Riggs Stock Fund:
                                 Class B Shares
                                 Class R Shares

                     Riggs U.S. Treasury Money Market Fund:
                                 Class Y Shares
                                 Class R Shares


              This Multiple Class Plan is adopted by Riggs Funds with respect to the Classes of Shares of the portfolios of Riggs Funds set forth above.



              Witness the due execution hereof this 1st day of September, 1998.

                                                     Riggs Funds



                                                     By:/s/ Joseph S. Machi
                                                     Name:  Joseph S. Machi
                                                     Title:  Vice President